UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2008

Patriot Coal Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33466	20-5622045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400	63141
St. Louis, Missouri	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 275-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on May 21, 2008, Patriot Coal Corporation (“Patriot”) entered into a Purchase Agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc. and Lehman Brothers Inc., acting as representatives of a group of initial purchasers named in Schedule I to the Purchase Agreement (the “Initial Purchasers”), with respect to its issuance and sale of $175 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the “Notes”). On May 28, 2008 Patriot announced the closing of its private placement of $200 million in aggregate principal amount of the Notes. The aggregate principal amount issued reflects the full exercise of the over-allotment option granted to the Initial Purchasers with respect to the Notes. The net proceeds of the offering were approximately $192.8 million. Patriot intends to use the net proceeds of the offering to reduce the principal balance of the debt to be assumed in connection with its pending acquisition of Magnum Coal Company (“Magnum”) and for general corporate purposes, or to redeem the Notes if the acquisition is not consummated.

The Notes are governed by an indenture, dated as of May 28, 2008, (the “Indenture”), between Patriot and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will mature on May 31, 2013 and will bear interest at a rate of 3.25% per year, payable semiannually in arrears on May 31 and November 30 of each year, beginning November 30, 2008. The Notes will be Patriot’s senior unsecured obligations and will rank equally with all of Patriot’s existing and future senior debt, and senior to all of Patriot’s existing and future debt that is expressly subordinated in right of payment to the Notes. The Notes will be structurally subordinated to all existing and future liabilities of Patriot’s subsidiaries, and will be effectively subordinated to Patriot’s existing and future secured debt to the extent of the value of the assets securing such debt.

Holders may convert their Notes prior to the close of business on the business day immediately preceding February 15, 2013, only under the following circumstances: (1) during the five trading day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per Note for each trading day of that measurement period was less than 97% of the product of the last reported sale price of Patriot’s common stock and the conversion rate on each such trading day; (2) during any calendar quarter after the calendar quarter ending September 30, 2008, and only during such calendar quarter, if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on each such trading day; (3) if the Notes have been called for redemption (other than in connection with the termination of the merger agreement relating to Patriot’s acquisition of Magnum as described in the Indenture); or (4) upon the occurrence of specified corporate events. The Notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, February 15, 2013 until the close of business on the business day immediately preceding the maturity date.

Upon conversion, Patriot will pay cash and, if applicable, shares of Patriot’s common stock based on a “daily conversion value” (as defined in the Indenture) for each “VWAP trading day” (as defined in the Indenture) of the relevant 20 VWAP trading day observation period. The initial conversion rate for the Notes will be 7.3889 shares of common stock per $1,000 in principal amount of Notes, equivalent to a conversion price of approximately $135.34 per share of common stock. The conversion rate will be subject to adjustment in some events, but will not be adjusted for accrued interest. In addition, if a “make-whole fundamental change” (as defined in the Indenture) occurs prior to the maturity date of the Notes, Patriot will in some cases increase the conversion rate for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Holders of Notes may require Patriot to repurchase for cash all or part of their Notes upon a “fundamental change” (as defined in the Indenture) at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus any accrued and unpaid interest up to, but excluding, the relevant repurchase date.

If the merger agreement relating to Patriot’s pending acquisition of Magnum is terminated, Patriot may redeem the Notes, in whole or in part, at any time on or before December 31, 2008. The redemption price will be (i) an amount in cash equal to the principal amount of Notes to be redeemed, plus any accrued and unpaid interest thereon to, but excluding, the redemption date and (ii) an amount in shares of Patriot’s common stock based upon (a) 2% of the principal amount of Notes to be redeemed plus (b) 80% of the amount, if any, by which the “redemption conversion value” of such Notes exceeds their “initial conversion value” (each as defined in the Indenture). In connection with the offering of the Notes, Patriot entered into an amendment to its credit facility as further described in Patriot’s Current Report on Form 8-K (“Form 8-K”) filed on May 23, 2008. Under the terms of Patriot’s credit facility as currently in effect, Patriot is required to redeem the Notes before December 31, 2008 (or such later date agreed to by the majority lenders under the credit facility) if the merger agreement with Magnum is terminated.

In addition, Patriot may redeem (i) some or all of the Notes at any time on or after May 31, 2011, but only if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date Patriot provides the relevant notice of redemption exceeds 130% of the conversion price in effect on each such trading day, or (ii) all the Notes if at any time less than $20 million in aggregate principal amount of Notes remain outstanding. In both cases, Notes will be redeemed for cash at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest up to, but excluding, the relevant redemption date.

The Indenture contains certain events of default after which the Notes may be declared (or in the case of certain events of default relating to bankruptcy laws, will be) due and payable immediately. Such events of default include, without limitation, the following: failure to pay interest on any Note when due and such failure continues for 30 days; failure to pay any principal of any Note when due and payable at maturity, upon redemption or required repurchase, upon acceleration or otherwise; failure to comply with Patriot’s obligation to convert the Notes into cash and, if applicable, Patriot’s common stock upon exercise of a holder’s conversion right and such failure continues for 5 days; failure to comply with certain obligations when Patriot engages in a consolidation or merger or transfers of all or substantially all of its assets; failure in performance or breach of any other covenant or agreement by Patriot under the Indenture and such failure or breach continues for 60 days after written notice has been given to Patriot; failure by Patriot to provide timely notices in connection with a fundamental change or a “make-whole fundamental change” (as defined in the Indenture); failure to pay any indebtedness of Patriot or one of its majority-owned subsidiaries in an aggregate principal amount in excess of $25 million if such default is not cured, waived, rescinded or annulled within 30 days after written notice; failure by Patriot or any of its majority-owned subsidiaries to pay, bond, post a letter of credit or otherwise discharge any judgments or orders in excess of $25 million within 60 days of notice; and certain events in bankruptcy, insolvency or reorganization of Patriot or any of its significant subsidiaries.

The initial purchasers have performed investment banking, commercial banking and advisory services for Patriot and Magnum from time to time for which they have received customary fees and expenses. In particular, Lehman Brothers Inc. is advising Patriot on Patriot’s acquisition of Magnum, which is being advised by Citigroup Global Markets Inc. The Trustee is an affiliate of U.S. Bancorp, which was one of the Initial Purchasers. Affiliates of several Initial Purchasers are lenders under Patriot’s credit facility described above. An affiliate of Lehman Brothers Inc. is a lender under Magnum’s credit facilities and, if the acquisition is completed, will, accordingly, receive a portion of the proceeds from the offering through the repayment of such facilities. An affiliate of Lehman Brothers Inc. owns approximately 5.4% of the outstanding shares of Patriot’s common stock. An affiliate of Citigroup Global Markets Inc. is a shareholder of Magnum and expects to become a shareholder of Patriot if the merger between Patriot and Magnum is consummated. The Initial Purchasers may, from time to time, engage in other transactions with, and perform additional services for, Patriot and Magnum in the ordinary course of their business, for which they would receive customary fees and expense reimbursement.

The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and Notes. A copy of the Indenture is attached to this Form 8-K as Exhibit 4.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered only to “qualified institutional buyers” pursuant to Rule 144A promulgated under the Securities Act. The offering and sale of the Notes to the Initial Purchasers was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

 Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
4.1	Indenture dated as of May 28, 2008, by and between Patriot Coal Corporation, as issuer, and U.S. Bank National Association, as trustee (including form of 3.25% Convertible Senior Notes due 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2008

PATRIOT COAL CORPORATION
By:	/s/ Joseph W. Bean
Joseph W. Bean
Senior Vice President, General Counsel & Corporate Secretary